Exhibit 99.1

Press Release For Immediate Release

South Plains Financial, Inc. Reports Third Quarter 2019 Financial Results

LUBBOCK, Texas, October 24, 2019 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank, today reported its financial results for the quarter ended September 30, 2019.

 Third Quarter 2019 Highlights

•	Net income for the third quarter of 2019 was $8.3 million, compared to $6.1 million for the second quarter of 2019.
•	Diluted earnings per share were $0.45 for the third quarter of 2019, compared to $0.37 for the second quarter of 2019.
•	Average cost of deposits for the third quarter of 2019 declined 10 basis points to 98 basis points, compared to 108 basis points for the second quarter of 2019.
•	The efficiency ratio for the third quarter of 2019 declined 123 basis points to 73.62%, compared to 74.85% for the third quarter of 2018.
•	Return on average assets for the third quarter of 2019 was 1.18% annualized, compared to 0.89% for the second quarter of 2019.
•	Book value per share was $16.61 as of September 30, 2019, compared to $16.19 per share as of June 30, 2019.

Subsequent Events

•	South Plains has received all necessary regulatory approvals for South Plains’ announced acquisition of West Texas State Bank (“WTSB”). The acquisition is expected to close on October 31, 2019.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “I am very pleased with our third quarter results as they clearly demonstrate the successful execution of our strategy to grow City Bank while also leveraging the significant investments that we have made in our infrastructure.  Today, we believe our infrastructure can handle more than $5 billion in assets which will allow us to further scale City Bank without adding significant incremental expenses or investments as we strive to deliver returns in line with or exceeding our peer group.  Signs of our success can be seen in our third quarter results as we improved our efficiency ratio by 123 basis points, year over year, to 73.62%.  Additionally, our return on average assets expanded by 44 basis points, year over year, to 1.18% annualized and our return on average equity expanded by more than 200 basis points, year over year, to 11.10% annualized.”

Mr. Griffith continued, “Turning to our pending acquisition of WTSB, I am pleased to report that we have received all necessary regulatory approvals and expect the acquisition to close on October 31, 2019.  Since our announcement in July, we have been working closely with the WTSB management team on our integration plan and are very pleased with the early success that we have achieved.  As a result, we remain confident that we will deliver our cost synergy target of reducing WTSB’s non-interest expense by 30% by 2021, approximately 75% of which we expect to achieve in 2020.  We also continue to expect 20% earnings accretion over four quarters beginning in 2020 with a tangible book value per share earn back of less than four years.  Additionally, we are encouraged with the potential cross selling opportunities to WTSB’s customers, as there is a real need for South Plains’ mortgage, wealth management and trust products in WTSB’s more rural markets.  Our bankers are positioning themselves to begin introducing our products in WTSB’s branches on day one post-closing.”

Results of Operations, Quarter Ended September 30, 2019

Net Interest Income

Net interest income was $26.6 million for the third quarter of 2019, compared to $24.8 million for the third quarter of 2018 and $24.8 million for the second quarter of 2019.

Interest income was $33.7 million for the third quarter of 2019, compared to $30.7 million for the third quarter of 2018 and $32.5 million for the second quarter of 2019.  Interest and fees on loans increased by $2.0 million from the third quarter of 2018 due to organic growth of $20.0 million in average loans and an increase of 34 basis points in interest rates.  The increase from the second quarter of 2019 was the result of an increase of $46.9 million in average loans outstanding during the third quarter of 2019.

Interest expense was $7.1 million for the third quarter of 2019, compared to $5.9 million for the third quarter of 2018 and $7.7 million for the second quarter of 2019.  The increase from the third quarter of 2018 was primarily due to an increase in the rate paid on interest-bearing liabilities of 24 basis points.  The decrease from the second quarter of 2019 was due to a decrease in the rate paid on interest-bearing liabilities of 9 basis points and a decrease of $50.0 million in average interest-bearing liabilities in the third quarter of 2019.  The average cost of deposits was 98 basis points for the third quarter of 2019, representing a 14 basis point increase from the third quarter of 2018 and a 10 basis point decrease from the second quarter of 2019.

The net interest margin was 4.07% for the third quarter of 2019, compared to 4.02% for the third quarter of 2018 and 3.88% for the second quarter of 2019.

Noninterest Income and Noninterest Expense

Noninterest income was $14.1 million for the third quarter of 2019, compared to $13.3 million for the third quarter of 2018 and $13.7 million for the second quarter of 2019.  The increase in noninterest income for the third quarter of 2019 compared to the third quarter of 2018 was primarily the result of an increase of $1.4 million in mortgage banking activities revenue as a result of an increase of $47.2 million in mortgage loan originations.  The increase from the second quarter of 2019 was primarily the result of an increase of $339,000 in mortgage banking activities revenue for the third quarter of 2019.

Noninterest expense was $30.0 million for the third quarter of 2019, compared to $28.6 million for the third quarter of 2018 and $29.9 million for the second quarter of 2019.  This increase in noninterest expense for the third quarter of 2019 compared to the third quarter of 2018 was primarily driven by $328,000 in professional services related to our announced acquisition of WTSB as well as increased costs for legal, accounting, and insurance as a new public company.  There was a decrease in personnel expense of $649,000 from the second quarter of 2019, which was partially offset by the increase in expenses noted above for the third quarter of 2019.

Loan Portfolio and Composition

Loans held for investment were $1.96 billion as of September 30, 2019, compared to $1.94 billion as of June 30, 2019 and $1.97 billion as of September 30, 2018.  Loans held for investment increased $27.0 million, or 5.6% annualized, during the third quarter of 2019 compared to the second quarter of 2019, primarily as a result of an increase of $19.1 million seasonal agricultural production loan net fundings.  As of September 30, 2019, loans held for investment decreased $5.5 million, or 0.3%, from September 30, 2018.

Agricultural production loans were $166.8 million as of September 30, 2019, compared to $147.7 million as of June 30, 2019 and $175.8 million as of September 30, 2018.

Deposits and Borrowings

Deposits totaled $2.29 billion as of September 30, 2019, compared to $2.28 billion as of June 30, 2019 and $2.26 billion as of September 30, 2018.  Deposits increased $4.1 million in the third quarter of 2019, primarily as the result of growth in noninterest-bearing deposits of $42.9 million during the quarter, partially offset by a decrease of $38.7 million in interest-bearing deposits.  The decrease in interest-bearing deposits was primarily attributable to a planned reduction of $43.3 million in public funds.  The increase of $24.6 million in deposits from September 30, 2018 was the result of the Company’s organic growth.

Noninterest-bearing deposits were $556.2 million as of September 30, 2019, compared to $513.4 million as of June 30, 2019 and $517.0 million as of September 30, 2018.  Noninterest-bearing deposits represented 24.3%, 22.5%, and 22.9% of total deposits as of September 30, 2019, June 30, 2019, and September 30, 2018, respectively.

Asset Quality

The provision for loan losses recorded for the third quarter of 2019 was $420,000, compared to $3.4 million for the third quarter of 2018 and $875,000 for the second quarter of 2019.  The allowance for loan losses to loans held for investment was 1.23% as of September 30, 2019, compared to 1.25% as of June 30, 2019 and 1.07% as of September 30, 2018.

The nonperforming assets to total assets ratio as of September 30, 2019 was 0.31%, compared to 0.37% as of June 30, 2019 and 0.37% at September 30, 2018.

Annualized net charge-offs were 0.08% for the third quarter of 2019, compared to 0.02% for the second quarter of 2019 and 0.82% for the third quarter of 2018.

Conference Call

South Plains will host a conference call to discuss its third quarter 2019 financial results today, October 24, 2019 at 9 a.m., Eastern Time.  Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call.  A live audio webcast of the conference call will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671).  The pin to access the telephone replay is 13694929.  The replay will be available until 11:59 p.m. Eastern Time on November 7, 2019.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas.  City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas and El Paso markets, as well as in the Greater Houston, and College Station Texas markets, and the Ruidoso and Eastern New Mexico markets.  South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas.  Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services.  Please visit https://www.spfi.bank for more information.

Pro Forma Financial Information

As a result of the revocation of the Company’s subchapter S corporation election, which was effective May 31, 2018, the net income presented herein may not be comparable for all periods presented herein.  As a result, the Company is disclosing pro forma net income and income tax expense as if the Company’s conversion to a C corporation had occurred as of January 1, 2018.

Additionally, prior to the listing of our common stock on the NASDAQ, in accordance with applicable provisions of the Internal Revenue Code, the terms of the South Plains Financial, Inc. Employee Stock Ownership Plan (“ESOP”) provided that ESOP participants had the right, for a specified period of time, to require us to repurchase shares of our common stock that were distributed to them by the ESOP.  The shares of common stock held by the ESOP were reflected in our consolidated balance sheets as a line item called “ESOP-owned shares” appearing between total liabilities and shareholders’ equity.  As a result, the ESOP-owned shares were deducted from shareholders’ equity in our consolidated balance sheets.  This repurchase right terminated upon the listing of our common stock on the NASDAQ, which we sometimes refer to as the ESOP Repurchase Right Termination, whereupon our repurchase liability was extinguished and thereafter the ESOP-owned shares are included in shareholders’ equity.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).  These non-GAAP financial measures include Tangible Book Value Per Common Share and Tangible Common Equity to Tangible Assets.  The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance.  These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows.  Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Forward Looking Statements

This press release contains forward-looking statements.  These forward-looking statements reflect South Plains’ current views with respect to, among other things, the completion of its acquisition of WTSB and other future events.  Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases.  South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control.  Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ Prospectus filed with the U.S. Securities and Exchange Commission (“SEC”), dated May 8, 2019 (“Prospectus”), and other documents South Plains files with the SEC from time to time.  South Plains urges readers of this press release to review the Risk Factors section of that Prospectus and the Risk Factors section of other documents South Plains files with the SEC from time to time.  Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results.  Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release.  Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Selected Income Statement Data:
Interest income	$33,665	$32,509	$32,004	$31,672	$30,731
Interest expense	7,097	7,672	7,458	7,005	5,943
Net interest income	26,568	24,837	24,546	24,667	24,788
Provision for loan losses	420	875	608	1,168	3,415
Noninterest income	14,115	13,703	12,075	14,390	13,295
Noninterest expense	30,028	29,930	30,036	30,498	28,646
Income tax expense	1,977	1,655	1,204	1,528	1,109
Net income	8,258	6,080	4,773	5,863	4,913
Per Share Data (Common Stock):
Net earnings, basic	0.46	0.37	0.32	0.40	0.33
Net earnings, diluted	0.45	0.37	0.32	0.40	0.33
Cash dividends declared and paid	0.03	-	-	0.85	-
Book value	16.61	16.19	14.80	14.40	14.63
Tangible book value	16.47	16.19	14.80	14.40	14.63
Weighted average shares outstanding, basic	17,985,429	16,459,366	14,771,520	14,771,520	14,771,520
Weighted average shares outstanding, dilutive	18,363,033	16,563,543	14,771,558	14,771,520	14,771,520
Shares outstanding at end of period	18,004,323	17,978,520	14,771,520	14,771,520	14,771,520

	As of and for the quarter ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Selected Period End Balance Sheet Data:
Total assets	2,795,582	2,777,170	2,745,997	2,712,745	2,687,610
Total loans held for investment	1,962,609	1,935,653	1,915,183	1,957,197	1,968,085
Allowance for loan losses	24,176	24,171	23,381	23,126	21,073
Investment securities	401,335	263,564	339,051	338,196	398,475
Noninterest-bearing deposits	556,233	513,383	497,566	510,067	517,000
Total deposits	2,285,974	2,281,858	2,304,929	2,277,454	2,261,356
Total stockholders' equity	299,027	291,113	218,565	212,775	216,169
Summary Performance Ratios:
Return on average assets	1.18%	0.89%	0.71%	0.86%	0.74%
Return on average equity	11.10%	9.57%	8.98%	10.85%	9.08%
Net interest margin (1)	4.07%	3.88%	3.93%	3.89%	4.02%
Yield on loans	5.91%	5.90%	5.84%	5.67%	5.57%
Cost of interest-bearing deposits	1.30%	1.39%	1.34%	1.26%	1.09%
Efficiency ratio	73.62%	77.46%	81.79%	77.88%	74.85%
Summary Credit Quality Data:
Nonperforming loans	6,456	7,946	7,937	6,954	7,225
Nonperforming loans to total loans held for investment	0.33%	0.41%	0.41%	0.36%	0.37%
Other real estate owned	2,296	2,305	2,340	2,285	2,704
Nonperforming assets to total assets	0.31%	0.37%	0.37%	0.34%	0.37%
Allowance for loan losses to total loans held for investment	1.23%	1.25%	1.22%	1.18%	1.07%
Net charge-offs to average loans outstanding (annualized)	0.08%	0.02%	0.07%	-0.18%	0.82%
Capital Ratios:
Total stockholders' equity to total assets	10.70%	10.48%	7.96%	7.84%	8.04%
Tangible common equity to tangible assets	10.62%	10.48%	7.96%	7.84%	8.04%
Tier 1 capital to average assets	12.17%	12.10%	9.70%	9.63%	10.09%
Common equity tier 1 to risk-weighted assets	13.10%	13.31%	10.27%	9.91%	10.03%
Total capital to risk-weighted assets	17.38%	17.75%	14.74%	14.28%	14.29%

(1)	- Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2019			September 30, 2018

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans (1)	$1,993,507	$29,695	5.91%	$1,973,505	$27,699	5.57%
Debt securities - taxable	287,128	1,956	2.70%	271,432	1,683	2.46%
Debt securities - nontaxable	32,993	286	3.44%	75,247	672	3.54%
Other interest-bearing assets	284,579	1,831	2.55%	147,675	865	2.32%

Total interest-earning assets	2,598,207	33,768	5.16%	2,467,859	30,919	4.97%
Noninterest-earning assets	181,139			175,462

Total assets	$2,779,346			$2,643,321

Liabilities & stockholders' equity
NOW, Savings, MMA's	$1,399,727	4,057	1.15%	$1,394,572	3,533	1.01%
Time deposits	315,376	1,570	1.98%	308,987	1,137	1.46%
Short-term borrowings	12,468	58	1.85%	16,393	68	1.65%
Notes payable & other long-term borrowings	95,000	523	2.18%	95,000	473	1.98%
Subordinated debt securities	26,472	404	6.05%	20,887	245	4.65%
Junior subordinated deferable interest debentures	46,393	485	4.15%	46,393	487	4.16%

Total interest-bearing liabilities	1,895,436	7,097	1.49%	1,882,232	5,943	1.25%
Demand deposits	555,501			513,432
Other liabilities	33,339			33,024
Stockholders' equity	295,070			214,633

Total liabilities & stockholders' equity	$2,779,346			$2,643,321

Net interest income		$26,671			$24,976
Net interest margin (2)			4.07%			4.02%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Nine Months Ended
	September 30, 2019			September 30, 2018

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans (1)	$1,965,297	$86,471	5.88%	$1,899,880	$77,531	5.46%
Debt securities - taxable	281,904	5,819	2.76%	168,718	3,188	2.53%
Debt securities - nontaxable	32,184	847	3.52%	124,951	3,351	3.59%
Other interest-bearing assets	292,099	5,348	2.45%	232,949	3,199	1.84%

Total interest-earning assets	2,571,484	98,485	5.12%	2,426,498	87,269	4.81%
Noninterest-earning assets	177,507			171,756

Total assets	$2,748,991			$2,598,254

Liabilities & stockholders' equity
NOW, Savings, MMA's	$1,439,699	13,287	1.23%	$1,365,187	8,664	0.85%
Time deposits	314,128	4,368	1.86%	314,502	3,295	1.40%
Short-term borrowings	15,425	226	1.96%	19,334	194	1.34%
Notes payable & other long-term borrowings	95,000	1,623	2.28%	95,000	1,250	1.76%
Subordinated debt securities	26,890	1,213	6.03%	20,887	735	4.70%
Junior subordinated deferable interest debentures	46,393	1,510	4.35%	46,393	1,339	3.86%

Total interest-bearing liabilities	1,937,535	22,227	1.53%	1,861,303	15,477	1.11%
Demand deposits	524,468			491,456
Other liabilities	31,795			30,549
Stockholders' equity	255,193			214,946

Total liabilities & stockholders' equity	$2,748,991			$2,598,254

Net interest income		$76,258			$71,792
Net interest margin (2)			3.96%			3.96%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2019	December 31, 2018

Assets
Cash and due from banks	$48,709	$47,802
Interest-bearing deposits in banks	195,281	198,187
Federal funds sold	655	-
Investment securities	401,335	338,196
Loans held for sale	50,136	38,382
Loans held for investment	1,962,609	1,957,197
Less: Allowance for loan losses	(24,176)	(23,126)
Net loans held for investment	1,938,433	1,934,071
Premises and equipment, net	59,189	59,787
Intangible assets	4,168	1,270
Other assets	97,676	95,050
Total assets	$2,795,582	$2,712,745

Liabilities and Stockholders' Equity
Liabilities
Noninterest bearing deposits	$556,233	$510,067
Interest-bearing deposits	1,729,741	1,767,387
Total deposits	2,285,974	2,277,454
Other borrowings	104,855	112,705
Subordinated debt securities	26,472	34,002
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	32,861	29,416
Total liabilities	2,496,555	2,499,970
Stockholders' Equity
Common stock	18,004	14,772
Additional paid-in capital	140,268	80,412
Retained earnings	137,127	119,835
Accumulated other comprehensive income (loss)	3,628	(2,244)
Treasury stock	-	-
Total stockholders' equity	299,027	212,775
Total liabilities and stockholders' equity	$2,795,582	$2,712,745

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Interest income:
Loans, including fees	$29,652	$27,652	$86,342	$77,388
Other	4,013	3,079	11,836	9,034
Total Interest income	33,665	30,731	98,178	86,422
Interest expense:
Deposits	5,627	4,670	17,655	11,959
Subordinated debt securities	404	245	1,213	735
Trust preferred subordinated debentures	485	487	1,510	1,339
Other	581	541	1,849	1,444
Total Interest expense	7,097	5,943	22,227	15,477
Net interest income	26,568	24,788	75,951	70,945
Provision for loan losses	420	3,415	1,903	5,733
Net interest income after provision for loan losses	26,148	21,373	74,048	65,212
Noninterest income:
Service charges on deposits	2,101	1,979	5,985	5,757
Income from insurance activities	1,114	1,462	4,074	3,992
Mortgage banking activities	6,991	5,603	18,509	16,667
Bank card services and interchange fees	2,192	2,101	6,273	6,110
Other	1,717	2,150	5,052	5,205
Total Noninterest income	14,115	13,295	39,893	37,731
Noninterest expense:
Salaries and employee benefits	18,135	18,044	56,044	53,463
Net occupancy expense	3,486	3,388	10,309	10,103
Professional services	1,852	1,474	5,169	4,303
Marketing and development	762	671	2,275	2,249
Other	5,793	5,069	16,197	14,827
Total noninterest expense	30,028	28,646	89,994	84,945
Income before income taxes	10,235	6,022	23,947	17,998
Income tax expense (benefit)	1,977	1,109	4,836	(5,429)
Net income	$8,258	$4,913	$19,111	$23,427

Pro forma C corp income tax adjustment	-	-	-	8,533
Pro forma C corp net income	$8,258	$4,913	$19,111	$14,894

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2019	December 31, 2018	September 30, 2018

Loans:
Commercial Real Estate	$520,687	$538,037	$537,371
Commercial - Specialized	316,862	305,022	331,165
Commercial - General	398,909	427,728	431,827
Consumer:
1-4 Family Residential	359,160	346,153	324,488
Auto Loans	212,529	191,647	185,782
Other Consumer	70,338	70,209	70,171
Construction	84,124	78,401	87,281
Total loans held for investment	$1,962,609	$1,957,197	$1,968,085

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2019	December 31, 2018	September 30, 2018

Deposits:
Noninterest-bearing demand deposits	$556,233	$510,067	$517,000
NOW & other transaction accounts	259,230	368,806	279,875
MMDA & other savings	1,154,859	1,087,044	1,152,269
Time deposits	315,652	311,537	312,212
Total deposits	$2,285,974	$2,277,454	$2,261,356

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2019	December 31, 2018

Tangible common equity
Total common stockholders' equity	$299,027	$212,775
Less: goodwill and other intangibles	(2,479)	-

Tangible common equity	$296,548	$212,775

Tangible assets
Total assets	$2,795,582	$2,712,745
Less: goodwill and other intangibles	(2,479)	-

Tangible assets	$2,793,103	$2,712,745

Shares outstanding	18,004,323	14,771,520

Total stockholders' equity to total assets	10.70%	7.84%
Tangible common equity to tangible assets	10.62%	7.84%
Book value per share	$16.61	$14.40
Tangible book value per share	$16.47	$14.40